Exhibit 99.1

	For additional information, contact: Joseph Stegmayer Chairman and CEO joes@cavco.com	Daniel Urness CFO and Treasurer danu@cavco.com

N e w s R e l e a s e	Phone: 602-256-6263 On the Internet: www.cavco.com

FOR IMMEDIATE RELEASE

CAVCO INDUSTRIES REPORTS FISCAL THIRD QUARTER RESULTS

PHOENIX, January 31, 2013 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the third quarter and first nine months ended December 29, 2012 of its fiscal year 2013.

Net sales for the third quarter of fiscal 2013 totaled $114.6 million, compared to $114.6 million for the third quarter of fiscal year 2012. Net income for the fiscal 2013 third quarter was $3.0 million, compared to $3.0 million reported in the same quarter one year ago.

Net income attributable to Cavco stockholders for the fiscal 2013 third quarter was $1.5 million, compared to $1.7 million reported in the same quarter one year ago. Net income per share based on basic and diluted weighted average shares outstanding for the quarter ended December 29, 2012 was $0.21, versus basic and diluted net income per share for the quarter ended December 31, 2011, of $0.24. The Company has changed to a 52-53 week fiscal year ending on the Saturday nearest to March 31 of each year in order to improve the alignment of financial and business processes and to streamline financial reporting. This change is effective with the end of Cavco’s fiscal third quarter and nine months ended December 29, 2012, which is comparable to the fiscal third quarter and nine months ended December 31, 2011.

For the first nine months of fiscal 2013, net sales totaled $343.5 million, versus $343.6 million for the comparable prior year period. Net income attributable to Cavco stockholders for the first nine months of fiscal 2013 was $3.6 million compared to $13.6 million last year. Net income attributable to Cavco stockholders for the nine months ended December 31, 2011 included one-half (or approximately $11.0 million) of the bargain purchase gain recognized from the Palm Harbor transaction, which occurred on April 23, 2011. This bargain purchase gain allocation was consistent with Cavco’s ownership percentage of Palm Harbor. For the nine months ended December 29, 2012, net income per share based on basic and diluted weighted average shares outstanding was $0.51, versus basic and diluted net income per share of $1.98 and $1.96, respectively, for the prior year period.

Referring to the fiscal 2013 third quarter results, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, “We are pleased with the continued contributions and progress of our acquired businesses. However, increasing homebuilding component and raw material costs, continued competitive pricing pressures, market demand for smaller and lower price-point homes and a higher income tax provision adversely affected our earnings during the quarter. The average sales price per home was approximately $50,100 during the third quarter of fiscal year 2013 compared to $53,200 during the third quarter last year, a 5.8% decrease. On a positive note, home sales increased this quarter to 2,065 homes, 4.7% higher than 1,972 homes sold during the same quarter last year.”

“We continue to expand our presence in key markets in the United States and have made progress in other regions. Our financial services subsidiaries are broadening their product offerings to manufactured home buyers in current and new geographic areas, and continue to be solid contributors to our financial results. Rising apartment occupancy rates and higher rental costs should make affordable manufactured housing an increasingly attractive alternative for many people. As employment and consumer confidence levels improve, we anticipate rising demand for our homes,” Mr. Stegmayer concluded.

Cavco’s management will hold a conference call to review these results tomorrow, February 1, 2013, at 11:00 AM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.

Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and company-owned retailers. The Company is the second largest producer of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes and Palm Harbor Homes. The Company is also a leading producer of park model homes, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Its mortgage subsidiary, CountryPlace, is an approved Fannie Mae and Ginnie Mae seller/servicer and offers conforming mortgages to purchasers of factory-built and site-built homes. Its insurance subsidiary, Standard, provides property and casualty insurance to owners of manufactured homes.

Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; general deterioration in economic conditions and continued turmoil in the credit markets; a write-off of all or part of our goodwill, which could adversely affect operating results and net worth; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; curtailment of available financing in the manufactured housing industry; our contingent repurchase obligations related to wholesale financing; competition; our ability to maintain relationships with retailers; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; increased costs of healthcare benefits to employees; our ability to successfully integrate Fleetwood Homes, Palm Harbor, and any future acquisition or attain the anticipated benefits of such acquisition; the risk that the acquisition of Fleetwood Homes, Palm Harbor, and any future acquisition may adversely impact our liquidity; expansion of retail and manufacturing businesses and entry into new lines of business, namely manufactured housing consumer finance and insurance, through the Palm Harbor transaction; our participation in certain wholesale financing programs for the purchase of our products by industry retailers may expose us to additional risk of credit loss; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2012 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	December 29,	March 31,
	2012	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,451	$41,094
Restricted cash, current	6,036	6,331
Accounts receivable, net	15,478	14,871
Short-term investments	6,182	5,377
Current portion of consumer loans receivable, net	21,921	20,705
Current portion of inventory finance notes receivable, net	4,002	1,982
Inventories	62,636	62,246
Assets held for sale	1,150	3,903
Prepaid expenses and other current assets	8,564	7,848
Deferred income taxes, current	7,400	6,657

Total current assets	175,820	171,014

Restricted cash	1,178	453
Investments	10,324	8,825
Consumer loans receivable, net	94,451	98,594
Inventory finance notes receivable, net	21,875	22,699
Property, plant and equipment, net	49,790	50,064
Goodwill and other intangibles, net	79,779	80,915
Deferred income taxes	3,178	4,770

Total assets	$436,395	$437,334

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,041	$11,732
Accrued liabilities	59,181	58,495
Construction lending lines	—	4,550
Current portion of securitized financings	10,304	10,728

Total current liabilities	80,526	85,505

Securitized financings	74,220	80,747
Deferred income taxes	16,292	16,198
Redeemable noncontrolling interest	90,284	86,541
Stockholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; Outstanding 6,967,954 and 6,890,796 shares, respectively	70	69
Additional paid-in capital	134,753	131,589
Retained earnings	40,198	36,627
Accumulated other comprehensive income	52	58

Total stockholders’ equity	175,073	168,343

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$436,395	$437,334

CAVCO INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Net sales	$114,603	$114,564	$343,468	$343,553
Cost of sales	88,028	87,642	267,131	272,243

Gross profit	26,575	26,922	76,337	71,310
Selling, general and administrative expenses	20,307	20,535	60,400	59,113

Income from operations	6,268	6,387	15,937	12,197
Interest expense	(1,403)	(2,043)	(4,656)	(5,420)
Other income	416	440	1,199	1,055
Gain on bargain purchase	—	—	—	22,009

Income before income taxes	5,281	4,784	12,480	29,841
Income tax expense	(2,260)	(1,804)	(5,160)	(3,001)

Net income	3,021	2,980	7,320	26,840
Less: net income attributable to redeemable noncontrolling interest	1,564	1,303	3,749	13,256

Net income attributable to Cavco common stockholders	$1,457	$1,677	$3,571	$13,584

Comprehensive income:
Net income	$3,021	$2,980	$7,320	$26,840
Unrealized gain (loss) on available-for-sale securities, net of tax	(74)	242	(12)	(40)

Comprehensive income	2,947	3,222	7,308	26,800
Comprehensive income attributable to redeemable noncontrolling interest	1,527	1,424	3,743	13,236

Comprehensive income attributable to
Cavco common stockholders	$1,420	$1,798	$3,565	$13,564

Net income per share attributable to Cavco common stockholders:
Basic	$0.21	$0.24	$0.51	$1.98

Diluted	$0.21	$0.24	$0.51	$1.96

Weighted average shares outstanding:
Basic	6,967,954	6,890,517	6,953,037	6,873,078

Diluted	7,037,333	6,951,958	7,018,280	6,936,054

CAVCO INDUSTRIES, INC.

OTHER OPERATING DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Net sales:
Factory-built housing	$103,472	$104,931	$310,822	$317,457
Financial services	11,131	9,633	32,646	26,096

Total net sales	$114,603	$114,564	$343,468	$343,553

Capital expenditures	$177	$434	$563	$2,273
Depreciation	$641	$602	$1,908	$1,667
Amortization of other intangibles	$345	$880	$1,136	$2,566
Factory-built homes sold:
by Company owned stores	491	437	1,469	1,357
to independent dealers, builders & developers	1,574	1,535	4,753	4,613

Total factory-built homes sold	2,065	1,972	6,222	5,970

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